EXHIBIT 99.1

Integer Announces Board Leadership Transition

PLANO, Texas, March 17, 2022 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), a leading medical device outsource (MDO) manufacturer, announced today that Bill R. Sanford will be retiring as Chair of the Integer Board of Directors at the conclusion of the Company’s 2022 annual meeting of stockholders, which is scheduled to be held on May 18, 2022. Commensurate with this carefully planned transition, the Board of Directors plans to appoint current long-standing Integer Board member Pamela G. Bailey to serve as the next Chair of the Board.

“On behalf of the Integer Board of Directors, I wish to thank Bill for his immense contribution and insightful leadership over the past 22 years serving on the Integer Board, including his 14 years as Board Chair,” said Joe Dziedzic, Integer’s President and CEO. “Bill has positioned the company to continue executing our strategy to deliver sustained outperformance and laid the groundwork for a smooth Board Chair transition.”

“We are excited to have Pam assume the Board Chair role. Since joining the Integer Board in 2002, Pam has been an integral part of developing the strategic direction of Integer. She has held significant executive and board leadership roles in the private and public sectors– most notably serving as past President and Chief Executive Officer of Advanced Medical Technology Association (AdvaMed) – that enable her to provide the relevant industry knowledge and experience to continue to guide us on our journey to excellence. Her time on Integer’s Compensation and Organization Committee and as Chair of the Corporate Governance and Nominating Committee will ensure a seamless transition. We look forward to benefitting from her leadership and vision as Board Chair,” Mr. Dziedzic concluded.

About Integer®
Integer Holdings Corporation (NYSE:ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, vascular, portable medical and orthopedics markets. The Company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, the Company develops batteries for high-end niche applications in energy, military, and environmental markets. The Company's brands include Greatbatch Medical®, Lake Region Medical® and Electrochem®. Additional information is available at www.integer.net.

Investor Relations:	Media Relations:
Tony Borowicz	Kelly Butler
tony.borowicz@integer.net	kelly.butler@integer.net
716.759.5809	214.618.4216